Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS RECORD FINANCIAL RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2015
Announces Increase in Cash Distribution through 2016

HOUSTON, February 12, 2016 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2015. Buckeye reported income from continuing operations for the fourth quarter of 2015 of $135.1 million compared to income from continuing operations for the fourth quarter of 2014 of $64.0 million.

Adjusted EBITDA (as defined below) from continuing operations for the fourth quarter of 2015 was $244.5 million compared to $223.5 million for the fourth quarter of 2014.

Income from continuing operations attributable to Buckeye’s unitholders was $1.03 per diluted unit for the fourth quarter of 2015 compared to $0.50 per diluted unit for the fourth quarter of 2014. The diluted weighted average number of units outstanding in the fourth quarter of 2015 was 129.7 million compared to 127.6 million in the fourth quarter of 2014.

“Buckeye’s outstanding fourth quarter and full year financial results further demonstrate the benefits of our diversification strategy and the strength of our position in the market,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “Our Global Marine Terminals and Merchant Services segments drove substantial incremental contributions compared to last year. We were able to capitalize on strong demand in the market to increase utilization of our storage assets at higher contracted rates,” continued Mr. Smith.

On December 7, 2015, Buckeye announced the commissioning of the 50,000 barrel per day condensate splitter facility at Buckeye Texas Partners LLC in Corpus Christi. “During the fourth quarter, the condensate splitters along with the previously commissioned refrigerated LPG storage generated incremental cash flows under long-term, take-or-pay agreements with Trafigura Trading LLC,” said Mr. Smith. “We expect the completion of the remaining construction of our South Texas project by the end of the first quarter of 2016,” commented Mr. Smith.

Distributable cash flow (as defined below) from continuing operations for the fourth quarter of 2015 was $176.2 million compared to $160.1 million for the fourth quarter of 2014. Buckeye also reported distribution coverage of 1.14 times for the fourth quarter of 2015 and 1.02 times for 2015.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.1875 per limited partner unit (“LP Unit”) for the quarter ended December 31, 2015. The distribution will be payable on March 1, 2016 to unitholders of record on February 23, 2016. This cash distribution represents a 4.4 percent increase over the $1.1375 per LP Unit distribution declared for the fourth quarter of 2014. For 2015, Buckeye declared distributions of $4.675 per LP Unit, which represents a 4.5 percent increase over the $4.475 per LP Unit for 2014. Buckeye has paid cash distributions in each quarter since its formation in 1986.

“With the completion of our South Texas project and the continued strength across our asset portfolio, we are positioned to see significant improvement in both our annual distribution coverage and leverage through 2016,” stated Mr. Smith. “This strong financial position gives us the confidence to continue to grow the quarterly distribution at a rate of $0.0125 per LP Unit and we believe continuing this distribution policy through the remainder of 2016 will maximize long-term shareholder value.”

Full Year Results. For 2015, Buckeye reported income from continuing operations of $438.4 million compared to income from continuing operations for 2014 of $334.5 million.

Income from continuing operations attributable to Buckeye’s unitholders was $3.41 per diluted unit for 2015 compared to $2.78 per diluted unit for 2014. The diluted weighted average number of units outstanding for 2015 was 128.6 million compared to 119.9 million for 2014.

For 2015, Adjusted EBITDA from continuing operations was $868.1 million compared to $763.6 million for 2014. Distributable cash flow from continuing operations for 2015 was $612.4 million compared to $526.8 million for 2014. Buckeye reported distribution coverage of 1.02 times for 2015.

Business Segments. Buckeye also announced today that its reportable segments were realigned as a result of changes in its organizational structure.  The Development & Logistics segment was merged into the Pipelines & Terminals segment.

Conference Call. Buckeye will host a conference call with members of executive management today, February 12, 2016, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://edge.media-server.com/m/p/k2sf4guj ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226. A replay will be archived and available at this link through March 12, 2016, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 26595426.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Additionally, Buckeye is one of the largest independent terminalling and storage operators in the United States in terms of capacity available for service. Buckeye’s terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast and Gulf Coast regions of the United States and in the Caribbean. Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s recent expansion into the Gulf Coast has added another regional hub with world-class marine terminalling, storage and processing capabilities. Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.
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Adjusted EBITDA and distributable cash flow are measures not defined by GAAP. Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities. Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders. Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to income from continuing operations.
* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, and (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our most recent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.
* * * * *
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Product sales	$446,868	$936,397	$2,028,323	$5,348,532
Transportation, storage and other services	393,299	309,597	1,425,111	1,271,715
Total revenue	840,167	1,245,994	3,453,434	6,620,247

Costs and expenses:
Cost of product sales	433,452	917,659	1,965,844	5,311,552
Operating expenses	147,874	140,952	573,368	537,705
Depreciation and amortization	57,074	64,652	221,278	196,443
General and administrative	24,032	19,764	88,828	79,200
Total costs and expenses	662,432	1,143,027	2,849,318	6,124,900
Operating income	177,735	102,967	604,116	495,347

Other income (expense):
Earnings from equity investments	1,831	5,306	6,381	11,265
Interest and debt expense	(44,233)	(44,172)	(171,330)	(171,235)
Other (expense) income	(82)	43	98	(428)
Total other expense, net	(42,484)	(38,823)	(164,851)	(160,398)

Income from continuing operations before taxes	135,251	64,144	439,265	334,949
Income tax expense	(154)	(132)	(874)	(451)
Income from continuing operations	135,097	64,012	438,391	334,498
Loss from discontinued operations	—	(8,133)	(857)	(59,641)
Net income	135,097	55,879	437,534	274,857
Less: Net (income) loss attributable to noncontrolling interests	(1,105)	644	(311)	(1,903)
Net income attributable to Buckeye Partners, L.P.	$133,992	$56,523	$437,223	$272,954

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$1.04	$0.51	$3.42	$2.79
Discontinued operations	—	(0.06)	(0.01)	(0.50)
Total	$1.04	$0.45	$3.41	$2.29

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$1.03	$0.50	$3.41	$2.78
Discontinued operations	—	(0.06)	(0.01)	(0.50)
Total	$1.03	$0.44	$3.40	$2.28

Weighted average units outstanding:
Basic	129,157	126,968	128,084	119,323
Diluted	129,730	127,599	128,617	119,899

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Pipelines & Terminals (1)	$262,443	$216,935	$966,749	$938,036
Global Marine Terminals	141,566	111,224	514,301	395,306
Merchant Services	451,243	938,421	2,037,664	5,358,626
Intersegment	(15,085)	(20,586)	(65,280)	(71,721)
Total revenue	$840,167	$1,245,994	$3,453,434	$6,620,247

Total costs and expenses: (2)
Pipelines & Terminals	$146,869	$142,509	$562,602	$547,023
Global Marine Terminals	85,351	85,490	328,768	275,514
Merchant Services	445,297	935,614	2,023,228	5,374,084
Intersegment	(15,085)	(20,586)	(65,280)	(71,721)
Total costs and expenses	$662,432	$1,143,027	$2,849,318	$6,124,900

Depreciation and amortization:
Pipelines & Terminals	$21,698	$21,537	$79,707	$76,268
Global Marine Terminals	34,021	41,831	136,453	114,335
Merchant Services	1,355	1,284	5,118	5,840
Total depreciation and amortization	$57,074	$64,652	$221,278	$196,443

Operating income (loss):
Pipelines & Terminals	$115,574	$74,426	$404,147	$391,013
Global Marine Terminals	56,215	25,734	185,533	119,792
Merchant Services	5,946	2,807	14,436	(15,458)
Total operating income	$177,735	$102,967	$604,116	$495,347

Adjusted EBITDA from continuing operations:
Pipelines & Terminals	$146,154	$146,001	$522,196	$532,071
Global Marine Terminals	90,124	73,024	323,840	239,556
Merchant Services	8,229	4,509	22,026	(8,059)
Adjusted EBITDA from continuing operations	$244,507	$223,534	$868,062	$763,568

Capital additions, net: (3)
Pipelines & Terminals	$66,827	$54,445	$218,283	$221,850
Global Marine Terminals	94,331	115,820	375,267	248,905
Merchant Services	210	461	970	614
Total segment capital additions, net	161,368	170,726	594,520	471,369
Natural Gas Storage disposal group	—	592	—	780
Total capital additions, net	$161,368	$171,318	$594,520	$472,149

Summary of capital additions, net: (3)
Maintenance capital expenditures	$27,474	$23,775	$99,617	$80,141
Expansion and cost reduction	133,894	147,543	494,903	392,008
Total capital additions, net	$161,368	$171,318	$594,520	$472,149

	December 31,
	2015	2014
Key Balance Sheet Information:
Cash and cash equivalents	$4,881	$8,208
Long-term debt, total (4)	3,732,824	3,368,618
_______________________________

(1)
Amounts include reductions in revenue of $15.2 million and $40.0 million for years ended December 31, 2015 and 2014, respectively, related to settlement of a Federal Energy Regulatory Commission (“FERC”) proceeding.

(2)	Includes depreciation and amortization.

(3)
Amounts exclude accruals for capital expenditures. Expansion and cost reduction amounts including accruals for capital expenditures were $112.8 million and $516.5 million for the three months and year ended December 31, 2015, respectively, and $123.1 million and $340.5 million for the three months and year ended December 31, 2014, respectively.

(4)	Includes long-term debt portion of Buckeye Partners, L.P. Credit Facility of $361.0 million as of December 31, 2015.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	721.7	710.2	735.9	702.8
Jet fuel	354.0	347.6	358.9	336.0
Middle distillates (1)	326.9	367.3	337.4	354.9
Other products (2)	17.8	35.3	28.5	36.6
Total pipelines throughput	1,420.4	1,460.4	1,460.7	1,430.3
Terminals:
Products throughput (3)	1,187.6	1,170.3	1,215.4	1,147.5

Pipeline average tariff (cents/bbl)	84.2	84.3	83.7	85.2

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	98%	90%	96%	85%

Merchant Services (in millions of gallons):
Sales volumes	312.9	437.4	1,215.0	2,009.0
_________________________
(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns previously reported in our Development & Logistics segment. We have adjusted our prior period throughput volumes to conform to current year presentation.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 89% and 80% for the three months ended December 31, 2015 and 2014, respectively, and approximately 85% and 74% for the years ended December 31, 2015 and 2014, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2015	2014	2015	2014

Income from continuing operations		$135,097	$64,012	$438,391	$334,498
Less:	Net (income) loss attributable to noncontrolling interests	(1,105)	644	(311)	(1,903)
Income from continuing operations attributable to Buckeye Partners, L.P.		133,992	64,656	438,080	332,595
Add:	Interest and debt expense	44,233	44,172	171,330	171,235
	Income tax expense	154	132	874	451
	Depreciation and amortization (1)	57,074	64,652	221,278	196,443
	Non-cash unit-based compensation expense	11,637	7,718	29,215	20,867
	Acquisition and transition expense (2)	185	4,972	3,127	13,048
	Litigation contingency accrual (3)	—	40,000	15,229	40,000
Less:	Amortization of unfavorable storage contracts (4)	(2,768)	(2,768)	(11,071)	(11,071)
Adjusted EBITDA from continuing operations		$244,507	$223,534	$868,062	$763,568
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(40,019)	(39,886)	(154,469)	(156,728)
	Income tax expense, excluding non-cash taxes	(816)	(356)	(1,536)	(675)
	Maintenance capital expenditures (5)	(27,474)	(23,183)	(99,617)	(79,388)
Distributable cash flow from continuing operations		$176,198	$160,109	$612,440	$526,777

Distributions for coverage ratio (6)		$154,402	$144,972	$603,153	$549,542

Coverage ratio from continuing operations		1.14	1.10	1.02	0.96
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(1) Includes 100% of the depreciation and amortization expense of $14.6 million and $12.1 million for Buckeye Texas Partners LLC for the three months ended December 31, 2015 and 2014, respectively, and $49.3 million and $12.3 million for years ended December 31, 2015 and 2014, respectively.
(2) Acquisition and transition expense consists of transaction costs, costs for transitional employees, and other employee and third-party costs related to the integration of the acquired assets that are non-recurring in nature.
(3) Represents reductions in revenue related to settlement of a FERC proceeding.
(4) Represents the amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BORCO acquisition.
(5) Represents expenditures that maintain the operating, safety and/or earnings capacity of our existing assets.
(6) Represents cash distributions declared for LP Units outstanding as of each respective period.  Amounts for 2015 reflect actual cash distributions paid on LP Units for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and estimated cash distributions for LP Units for the quarter ended December 31, 2015.